UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 5, 2016

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2016, BSQUARE Corporation (the “Company”) announced that Peter Biere has been appointed as the Company’s Chief Financial Officer, effective as of December 30, 2016. Mr. Biere will also serve as the Company’s Secretary and Treasurer. Mr. Biere has served as the Chief Financial Officer of DreamBox Learning, a privately held education software company, since February 2013. Prior to that he served as a Partner of NextLevel, a professional services firm that provides executive and board services on an interim, project and advisory basis, and as the Chief Financial Officer of Global Scholar, a privately held online education company. Mr. Biere holds a BBA and MA in Accounting from the University of Iowa.

Under the terms of an employment letter agreement between Mr. Biere and the Company dated November 28, 2016, Mr. Biere will receive an annual salary of $270,000, a one-time hiring bonus of $8,000 and will be eligible to receive an annual bonus under the Company’s Annual Bonus Plan equal to 50% of his annual salary at 100% achievement. He is also eligible to participate in the Company’s employee benefits plans. In addition, the agreement entitles Mr. Biere to be granted a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and a grant of 7,500 restricted stock units. The options will vest as to 25% of the underlying shares on the first anniversary of the grant date, with the balance vesting in equal monthly installments for three years thereafter, and the option exercise price will be the closing price of the Company’s common stock on the effective grant date. The restricted stock units will vest as to 25% of the underlying shares on the first anniversary of the grant date, with the balance vesting in equal quarterly installments for three years thereafter.

If Mr. Biere’s employment is terminated by the Company when neither cause nor long-term disability exists (as such terms are defined in the employment letter agreement), then subject to his execution of a release of any employment-related claims, he will be entitled to receive severance equal to 6 months of his then annual base salary, continued COBRA coverage at the Company’s expense for a period of 6 months, and a pro rata portion of his annual bonus as determined by the Company’s Compensation Committee, each payable on the Company’s regular payroll schedule. Immediately prior to a change of control of the Company (as defined in the employment letter agreement), all of Mr. Biere’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. In addition, if, within 9 months after a change of control of the Company, Mr. Biere’s employment is terminated when neither cause nor long term disability exists or Mr. Biere terminates his employment for good reason (as such term is defined in the employment letter agreement), then subject to his execution of a release of any employment-related claims, he will be entitled to receive a one-time lump sum severance payment equal to 9 months of his then annual base salary plus 66% of his target annual bonus and shall be eligible for continued COBRA coverage at the Company’s expense for a period of 9 months.

A copy of the Company’s press release announcing Mr. Biere’s appointment is filed with this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated December 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Dated: December 5, 2016	By:	/s/ Jerry D. Chase
Jerry D. Chase
President and Chief Executive Officer